EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-108790 on Form S-8 of American Pacific Corporation of our report dated March 29, 2006, relating to the financial statements and supplemental schedule of the American Pacific Corporation 401(k) Plan appearing in this Annual Report on Form 11-K of American Pacific Corporation 401(k) Plan for the year ended September 30, 2005.
Las Vegas, Nevada
March 29, 2006